EXHIBIT 10v

VERIZON EXECUTIVE DEFERRAL PLAN

SUMMARY PLAN DESCRIPTION

VERIZON EXECUTIVE DEFERRAL PLAN

TABLE OF CONTENTS

INTRODUCTION	1

PLAN HIGHLIGHTS	2

PARTICIPATING IN THE PLAN	4
Active Participation	4
Inactive Participation	4

YOUR ACCOUNT BALANCE	5
Your Beginning Balance	5
Adding to Your Balance	5
Investing Your Account	8

PAYMENTS FROM THE PLAN	10
Making an Election	10
Default Form and Timing of Payments	11
Timing of Payments	11
Form of Payments	11
Special Rules	11

VESTING AND OTHER ISSUES	13
Vesting	13
Forfeiture	13

MISCELLANEOUS MATTERS	14
Plan Administration	14
Amendment and Termination	14
Effect on Other Benefit Plans	14
Hypothetical Nature of Plan Accounts and Investments	14
Plan Assets Not Held in Trust	15
Assignment and Alienation	15
Withholding and Other Tax Consequences	15
Continued Employment	15

JANUARY 1, 2006	TABLE OF CONTENTS

VERIZON EXECUTIVE DEFERRAL PLAN

INTRODUCTION

The Verizon Executive Deferral Plan (the “Plan” or “EDP”) provides an easy way for you to set aside a portion of your annual base salary, your entire short-term incentive award and certain long-term incentive awards for the future in order to avoid current Federal, State and Local income taxes (where applicable) and to receive valuable contributions from Verizon (the “Company”). It reaches beyond the limits of a traditional 401(k) to provide exceptional value. For non-employee directors, it allows for the deferral of your annual cash retainer and associated meeting fees and equity compensation.

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The EDP allows you to defer a portion of your annual base salary, all of your short-term incentive award or non-employee director’s annual retainer and associated meeting fees and certain long-term incentive awards that otherwise provide for deferral into the Plan; and

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The EDP also allows you to receive the full company matching contribution on the amounts you defer up to 6% of your compensation, without any limitations imposed by the Internal Revenue Code. However, non-employee members of the board of directors are not eligible for any company matching contributions, and the deferral of any long-term incentive awards also will not be eligible for company matching contributions.

Because the EDP is an account-based plan, your benefit will equal the balance in a hypothetical account kept for you under the Plan. You can invest your EDP account in a broad variety of investment options and your account balance will increase or decrease depending on the performance of the investments you choose. Therefore, you should exercise care when making your investment choices.

The savings opportunities of the EDP mean you can set aside significantly more money for your future than you could if you could make deferrals only under the management savings plan. Verizon expects these advantages to serve you well as you strive to meet your future financial goals.

You should be aware that the Plan succeeds the Verizon Income Deferral Plan (the “IDP”) and the Verizon Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Plan”), which were frozen as of December 31, 2004. If you were a participant in the IDP or the Directors’ Plan, vested amounts in your account in those plans as of December 31, 2004, remain in those plans and subject to the rules that govern those plans. However, in order to comply with changes in the law that were effective January 1, 2005, amounts in your IDP account that were not vested as of December 31, 2004, have been transferred to the EDP and are now subject to the rules that govern EDP accounts generally.

This booklet is intended to summarize the terms of the Executive Deferral Plan, effective January 1, 2006. To the extent this summary conflicts with the terms of the Plan, the terms of the Plan will control. If you would like to review the terms of the Plan or if you have any questions about your Plan benefits, please contact the Total Rewards department at 1-888-560-3669.

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VERIZON EXECUTIVE DEFERRAL PLAN

PLAN HIGHLIGHTS

Nature of Plan and Benefit

Your Plan benefit is expressed in terms of an account balance and will equal the value of that account balance when you receive payments from the Plan. The value of your account balance will increase or decrease based upon your investment elections. The Plan is an unfunded, nonqualified benefit plan.

Deferrals for Active Participants

•      You can defer up to 100% of the portion of your base salary that exceeds a limit included in the Internal Revenue Code ($220,000 in 2006) (your “Eligible Base Salary”).

•      You can defer up to 100% of your short-term incentive award or directors’ cash retainer and associated meeting fees.

•      You may also be able to defer up to 100% of your long-term incentive award or annual equity grant to the extent otherwise permitted under the terms of the award.

•      Generally, deferral elections for Eligible Base Salary or directors’ fees for a year must be submitted during an enrollment period in November or December of the preceding year and cannot be changed after December 31st of that preceding year. For example, if you make an election in December 2005 to defer a percentage of your 2006 base salary, you cannot change that election after December 31, 2005, and it will remain in effect for all of 2006.

•      Generally, deferral elections for performance based short-term and long-term incentive awards must be made during an enrollment period in May or June of the year in which the award is earned and cannot be changed after June 30th of that year. For example, if you make an election in June 2005 to defer a percentage of your short-term incentive award earned in 2006 (and payable in 2007), you cannot change that election after June 30, 2006, and it will remain in effect for all of 2006.

•      If you are promoted or hired into an eligible position, you will be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate. A similar rule applies to newly-appointed non-employee members of the board of directors.

Company Contributions

•     The Company will add a “matching contribution credit” to your account equal to—

•      if you defer at least 6% of the sum of your Eligible Base Salary and short-term incentive under the Plan, 5% of the sum of your Eligible Base Salary and short-term incentive; or

•      if you defer less than 6% of the sum of your Eligible Base Salary and short-term incentive under the Plan, 100% of the first 4% and 50% of the next 2% of the sum of the Eligible Base Salary and short-term incentive that you defer.

•      Non-employee members of the board of directors are not eligible for any company matching contribution credits.

•      Any deferrals of long-term incentive awards are not eligible for company matching contribution credits.

Account Investments

Generally, you can elect to have your EDP account treated as if it were invested in any of the investment options available under the Verizon Savings Plan for Management Employees. You can also elect to have your EDP account treated as if it were invested in an account that provides a return that mirrors the yield on certain corporate bonds.

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VERIZON EXECUTIVE DEFERRAL PLAN

PLAN HIGHLIGHTS

Distributions from the Plan of Your Personal Deferrals

•      At the time you elect to defer you must also elect when and how you would like to have your benefit distributed. You may elect one of the following distribution forms:

•      One lump sum payment; or

•      Annual installments (for between 2 and 20 years).

•      Distributions can generally begin at separation from service or on a specified date either before or after your separation from service.

•      If you elect to receive a distribution based on a specified date rather than beginning at separation from service, the earliest you can receive a distribution with respect to a deferred amount is at least 2 years following the year the full deferral has been credited to your account.

•      If you elect to receive a lump sum or begin receiving installments at separation from service, your distribution election is irrevocable.

•      If you elect to receive a distribution based on a specific date, you can change your distribution elections with respect to a deferred amount provided that (1) you make the election change at least 12 months prior to the original distribution date, (2) you delay the date you would have otherwise received your distributions by at least 5 years, and (3) you will not receive your distribution sooner or over a shorter period of time. You may not switch from annual installments to a lump sum distribution.

Distributions from the Plan of Company Contributions

All Company contributions in your EDP account (including amounts transferred to the EDP from the IDP or Directors’ Plan) will be distributed in a lump sum payment following your separation from service (or six months after your separation from service if you are a “key” employee).

Vesting

•      Your personal deferrals under the Plan are vested immediately.

•      The matching contribution credits vest at the same time you vest in the matching contributions under the Verizon Savings Plan for Management Employees.

•      Your matching contribution credits will also vest if your employment is involuntarily terminated without cause and you sign a release, if you become disabled, if you die, or if there is a change in control of Verizon.

•      Any other Company contributions transferred to the EDP from another plan (including Retirement Contribution Credits transferred from the IDP) will vest according to the vesting schedule in place under the other plan at the time of the transfer.

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VERIZON EXECUTIVE DEFERRAL PLAN

PARTICIPATING IN THE PLAN

You can participate in the Plan on either an “active” or an “inactive” basis. The principal difference between the two is that, as an “active” participant, you can make deferrals into your EDP account and you are eligible to receive matching contribution credits. As either an “active” or “inactive” participant, you can invest your EDP account in the investment options available under the Plan and make elections that will determine when you receive distributions of your Plan account.

ACTIVE PARTICIPATION

If you were a director level employee or above (“Eligible Participant”) or a non-employee member of the Company’s Board of Directors (the “Board”) on January 1, 2005, you automatically became an active participant in the Plan on that date. If you were hired or promoted to an Eligible Participant position or became a non-employee member of the Company’s Board of Directors after January 1, 2005, you will automatically become an active participant in the Plan on the date you become an Eligible Participant or a non-employee member of the Board. Once you become an active participant, you will remain an active participant eligible for the Plan provisions applicable to Eligible Participants for as long as you are an Eligible Participant or a non-employee member of the Board. If you are demoted to position not eligible for participation in the EDP, you will become an inactive participant after your demotion.

INACTIVE PARTICIPATION

You will become an inactive participant if your employment with the Company ends, if you decide not to defer any part of your Eligible Base Salary, short-term incentive, long-term incentive or director’s fees under the Plan, if you are demoted below the status of director or any equivalent level, or if you cease to be a non-employee member of the Board. Once you become an inactive participant, you will remain an inactive participant as long as you have a positive balance in your EDP account or until you again become an active participant.

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VERIZON EXECUTIVE DEFERRAL PLAN

YOUR ACCOUNT BALANCE

YOUR BEGINNING BALANCE

Depending on the circumstances under which you became an active participant, you might have a beginning balance in your EDP account when you first become eligible for the Plan provisions applicable to active participants.

If you participated in the Verizon Income Deferral Plan (IDP) or the Verizon Deferred Compensation Plan for Non-Employee Directors (Directors’ Plan) prior to January 1, 2005, any unvested benefit under those plans was transferred to the EDP and credited to your EDP account as a beginning balance. (As noted in “Effect on Other Benefit Plans” beginning on page 14, you will no longer be eligible for a benefit under the plan from which the benefit was transferred with respect to the amounts transferred to the EDP.) Any amounts in your beginning EDP account that were transferred from the IDP will be characterized as “Personal Deferral Credits,” “Matching Contribution Credits,” or “Retirement Contribution Credits” (as defined below) by the Plan’s administrator depending on the nature of those credits under the plan from which the amounts were transferred.

Amounts transferred to the Plan might be subject to various restrictions in addition to those described in this summary. The Plan’s administrator will advise you if any such restrictions apply to any part of your EDP account.

ADDING TO YOUR BALANCE

The balance in your EDP account can increase while you are an active participant through your deferral of salary, short-term incentive, long-term incentives, directors’ fees or annual equity awards into your EDP account and through Company Matching Contributions that are credited to your EDP account. As previously noted, the value of your account may also increase or decrease due to investment performance.

Your Deferral of Compensation

Personal Deferral Credits

The Internal Revenue Code limits the amount of your pay that can be treated as “compensation” under the Company’s “qualified” savings plan and “qualified” pension plan. This limit is $220,000 for the year 2006. Any base salary you earn over this limit is referred to under the Plan as “Eligible Base Salary.”

You can elect to defer receipt of all or part of your Eligible Base Salary or your director’s fees into your EDP account. In addition, you may defer all or part of your short-term incentive from the Short-Term Incentive Plan into your EDP account, provided that you are still an active participant in the Plan when the short-term incentive is payable. You may also be able to defer receipt of certain other forms of compensation (including certain long-term incentive awards) if permitted by the Plan’s administrator.

If you elect to defer compensation under the Plan, you waive your right to receive the amount deferred at the time it would otherwise be paid and agree instead to receive the amount deferred under the terms of the Plan.

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VERIZON EXECUTIVE DEFERRAL PLAN

Any deferrals of Eligible Base Salary, short-term incentive, long-term incentive or directors’ fees are known under the Plan as “Personal Deferral Credits,” and the balance of your EDP account attributable to Personal Deferral Credits, including any investment earnings (or minus any investment losses) on these credits, is known as your “Employee Balance.”

Making an Election to Defer Compensation

If you elect to defer all or part of your Eligible Base Salary, short-term incentive, director’s fee, or other eligible compensation, your election must be made according to any terms and conditions the Plan’s administrator may impose.

Eligible Base Salary deferral elections must be submitted during an annual enrollment period specified by the Plan’s administrator. This enrollment period will generally be in November or December of the year prior to when the salary is earned. (For example, elections with respect to 2006 base salary must be made during November or December of 2005.) At the time you elect to defer Eligible Base Salary, you must also make an election on how and when you would like to receive your payments of those deferred amounts.

Your election will apply only to Eligible Base Salary earned in the year after the year in which you make the election—you cannot make your election retroactive. Your election will remain in effect only through the end of the tax year for which the election was made and will not be renewed automatically for the following year. In addition, you can not change or revoke your election after December 31st. (For example, the election you make in November or December of 2005 will remain in effect throughout 2006 unless you change it before December 31, 2005.) Similar rules apply to the deferral of directors’ fees.

To defer all or part of your performance based short-term incentive or long-term incentive, you must submit an annual election to the Plan’s administrator during the specified enrollment period, generally in May or June before the year in which the award becomes payable. (For example, you will make your deferral election with respect to your 2006 annual bonus (which is payable in 2007) during May or June 2006.) Performance based short-term and long-term incentive deferrals are irrevocable after June 30th. Your election will remain in effect only until the end of the year for which the election is made and will not be renewed automatically for the following year.

If you are promoted or hired into an eligible position, you will be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate, for the year of your hire or promotion. (You will be treated just like all other participants for each subsequent year.) A newly eligible employee who does not submit a deferral election within 30 days of the effective date of hire or promotion will be considered to have elected not to defer any salary or incentive compensation for the year in which he or she was hired or promoted. This is true with respect to incentive awards even if you are hired or promoted before the specified enrollment period in May or June. In other words, if you are hired into an eligible position in

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VERIZON EXECUTIVE DEFERRAL PLAN

March 2006, you must make your deferral elections for 2006 salary and any 2006 bonuses within 30 days of your date of hire, even though participants who have participated in the Plan for the entire year are not required to make deferral elections with respect to their 2006 bonuses until May or June 2006. In addition, individuals who are promoted into eligible positions during the year will be able to defer only a pro-rated portion of their bonus for the year of the promotion.

All personal deferral credits are managed in class years. Compensation deferred as follows constitutes one class year:

•	One full tax year of Eligible Base Salary or directors’ fees; and

•	One annual short-term or long-term incentive award.

Each class year requires a corresponding distribution election. If no distribution election is made, your deferrals for that class year will be distributed as explained in “Default Form and Timing of Payments” beginning on page 11.

The Company’s Contributions

Matching Contribution Credits

If you elect to defer all or part of your Eligible Base Salary and/or short-term incentive, you will receive additional credits in your EDP account when your Personal Deferral Credits are credited to your EDP account. These credits are known under the Plan as “Matching Contribution Credits,” and the balance of your EDP account attributable to Matching Contribution Credits, including any investment earnings (or minus any investment losses) on these credits, is known as your “Employer Balance.” Matching Contribution Credits are designed to replicate the Company matching contributions under the Company’s “qualified” savings plan. Non-employee Directors are not eligible for Matching Contribution Credits.

For each Plan year, your Matching Contribution Credits will be determined as follows—

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If you defer at least 6% of the sum of your Eligible Base Salary and short-term incentive into your EDP account, you will receive Matching Contribution Credits equal to 5% of the sum of your Eligible Base Salary and short-term incentive; or

•	If you defer less than 6% of the sum of your Eligible Base Salary and short-term incentive into your EDP account, you will receive Matching Contribution Credits equal to the sum of—

•	100% of the first 4% of the sum of the Eligible Base Salary and short-term incentive that you defer; and

•	50% of the next 2% of the sum of the Eligible Base Salary and short-term incentive that you defer.

However, if you are no longer an active participant in the Plan when your short-term incentive is payable, you generally cannot defer your short-term incentive and, as a result, will not be eligible to receive Matching Contribution Credits with respect to your short-term incentive.

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VERIZON EXECUTIVE DEFERRAL PLAN

EXAMPLE. You have $50,000 in Eligible Base Salary and earn a $100,000 short-term incentive in 2006. You defer 100% of your Eligible Base Salary and 75% of your short-term incentive into your EDP account. For the year, you will have $132,500 in total contributions to your EDP account, calculated as follows:

Personal Deferral Credits: $125,000 (100% of $50,000 plus 75% of $100,000); and

Matching Contribution Credits: $7,500 (Because you have deferred at least 6% of your total Eligible Base Salary plus short-term incentive into your EDP account, your Matching Contribution Credits equal 5% of $150,000, or $7,500.)

Retirement Contribution Credits

Participants who were eligible to receive Retirement Contribution Credits under the IDP with respect to base salary and incentives earned in 2004 will receive those credits under the EDP in the early part of 2005. No Retirement Contribution Credits will be made with respect to base salary and incentives earned after 2004.

INVESTING YOUR ACCOUNT

Investment Options

You will be able to invest your EDP account as long as you are either an active or an inactive participant in the Plan. The investment options available under the Plan mirror those available under the Verizon Savings Plan for Management Employees and are subject to any restrictions imposed by the Verizon Savings Plan for Management Employees. For example, the restriction in the Verizon Savings Plan for Management Employees that you cannot buy shares under the Company stock fund within seven days after you sell shares in that fund applies under the Verizon Shares Fund in the EDP as well. In addition, you can invest your EDP account in a “Moody’s” investment fund that provides a return that mirrors the yield on certain long-term, high-grade corporate bonds.

Allocating Your Account Balance Among the Investment Options

When you first become a participant in the Plan, your initial EDP account balance (if you have one as discussed under “Your Beginning Balance” on page 5) will be allocated in the same manner these credits were allocated in the IDP or the Directors’ Plan. Thereafter, you may elect (or change an existing election) at any time to allocate all or any part of your existing or new Personal Deferral Credits to any of the investment options available under the Plan, except that, again as noted above and under “Your Beginning Balance” on page 5, special rules apply with respect to certain restricted amounts in your EDP account. If, upon becoming an active participant, you do not make an election with respect to your Personal Deferral Credits, those credits will be invested in the “Moody’s” investment fund until you make a valid election.

Your Matching Contribution Credits will all be allocated to the Verizon Shares Fund, an investment option that mirrors the return on the Company’s common stock. You can transfer your Matching Contribution Credits to any other investment fund only in accordance with the “diversification” transfer rules for matching contributions under the Verizon Savings Plan for Management Employees. In general, if you have at least one year of service with

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VERIZON EXECUTIVE DEFERRAL PLAN

Verizon, these diversification transfer rules permit you to transfer up to 50% of your Matching Contribution Credits out of the Verizon Shares Fund beginning at age 50 and up to 100% of your Matching Contribution Credits out of the Verizon Shares Fund beginning at age 55. For more information about these diversification transfer rules, please consult the summary materials provided for the Verizon Savings Plan for Management Employees.

Exchange Restrictions on Four Funds

The EDP restricts exchanges (transfers) into the investment options that mirror the four funds listed below in order to encourage longer-term investing and discourage excessive short-term trading:

•	Active International Equity Fund

•	Passive International Equity Index Fund

•	Fidelity REIT Collective Pool

•	Active U.S. Small Capitalization Fund

Participants who make exchanges (transfers) out of any of these four investment options will not be able to exchange back into the same option for seven calendar days. You may continue to exchange out of these options at any time, but you must wait seven calendar days before exchanging back into that same investment option.

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VERIZON EXECUTIVE DEFERRAL PLAN

DISTRIBUTIONS FROM THE PLAN

MAKING AN ELECTION

Each time you elect to defer either Eligible Base Salary, incentive awards or directors’ fees into the EDP, you also need to indicate how and when you would like to receive your benefit – this is called class year accounting. You may elect one of the following distribution forms with respect to each class year of deferrals:

•	One lump sum payment; or

•	Annual installments (for between 2 and 20 years).

You can elect to receive your benefit at separation from service or at a specific date. (In the case of installments, this is the date when the first installment is paid.) However, if you elect to receive a distribution based on a specific date, you may not elect a distribution date that is earlier than 2 years following the year the full deferral was credited to your account.

If you elect to receive a distribution based on a specific date, you can make a subsequent election to change an existing election with respect to a class year of deferrals provided that (1) you make the election change at least 12 months prior to the original distribution date, (2) you delay the date you would have otherwise received your distributions by at least 5 years, and (3) under the terms of the new election, you will not receive your distribution sooner or over a shorter period of time.

Consequently, you cannot make a subsequent election that results in your receiving your distribution sooner. In addition, you cannot change from installment payments to a lump sum and you cannot change from 20 annual installments to 5 annual installments. Lastly, if you have elected to receive a distribution as of a specific date, you cannot change that election to receive payment at separation from service, as this may accelerate your distribution. Please keep these rules in mind when you are making your initial elections.

Once you are in distribution status for a particular class year of deferrals, you can no longer submit another distribution election to further defer receiving the distribution of that class year of deferrals.

EXAMPLE. You have elected to receive your Excess Base Salary deferred in 2005 in two annual installments beginning on January 1, 2008. On December 1, 2007, you submit a new election to receive your Excess Base Salary deferred in 2005 in a lump-sum on January 1, 2013. Because you did not submit this new election within 12 months of when your payment was scheduled to begin, your new election is invalid, and you will receive your first installment in January 2008. You will receive your second installment in January 2009 because you can not change your distribution election once your benefit is in pay status.

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VERIZON EXECUTIVE DEFERRAL PLAN

If you attempt to modify your election and all or any part of your new election is invalid, any valid election in effect immediately before you submitted the modification will continue to be effective. If there is no such valid election in effect, the default rules discussed under “Default Form and Timing of Payments” beginning on page 11 will apply.

If you elect to commence payments when your employment ends and your employment ends during the first 12 months after you submit your election, you will receive your payments at the end of the 12 month period required in order for your election to be valid. All vested Company Contributions will be distributed in a lump sum payment after you separate from service (or six months after you separate from service if you are a “key” employee of the Company, as discussed under “Special Rules” below).

DEFAULT FORM AND TIMING OF PAYMENTS

If you do not have a valid election to receive payments of all or any part of your vested EDP account, you will receive payments of your EDP account (or the part of your EDP account for which no valid election has been made) in a lump sum as soon as administratively practicable after the month in which you separate from service with the Company.

TIMING OF PAYMENTS

You can elect to begin receiving payments of your Personal Deferrals —

•	on any specific date that is 2 years following the year that the Personal Deferral was credited to your account; or

•	at your separation from service with the Company (including its affiliates).

All vested Matching Contributions and any other Company Contributions will be distributed to you in a lump sum payment as soon as administratively practicable following your separation from service.

In addition, there are some special rules that apply to the timing of payments for “key” employees of the Company, which are discussed below under “Special Rules”.

FORM OF PAYMENTS

Subject to certain limitations discussed below under “Special Rules”, your vested Plan benefit can be paid in—

•	a single sum; or

•	annual installments over a period of two to twenty years.

Distributions from the EDP will be made to your Fidelity brokerage account unless other arrangements are made at least 2 weeks prior to the valuation date of the distribution.

SPECIAL RULES

Twenty-Year Limit on Benefit Payments

Your vested Plan benefits must be fully paid within 20 years of when your employment with Verizon (and its affiliates) ends. This could impact your benefit payments in the following ways—

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VERIZON EXECUTIVE DEFERRAL PLAN

•

if you elect to receive all or part of your Plan benefit in a single sum on a specific date and the date you elect is more than 20 years from the date your employment with Verizon ends, you will be deemed to have elected to receive your lump sum 20 years from the date your employment ends;

•

if you elect to receive all or part of your Plan benefit in annual installments and, upon payment commencement, your annual installments would last more than 20 years from the date your employment with Verizon ends, you will be deemed to have elected the number of installments equal to the maximum number of installments between your payment commencement date and the date that is 20 years from the date your employment ended.

Special Rule for Key Employees

Employees who, at the time of distribution, are “key” employees of Verizon cannot receive distributions from the EDP on account of their separation from service until at least six months after their separation from service from Verizon and its affiliates. (Distributions scheduled to begin on a fixed date are not affected by this rule.) In general, “key” employees include the top 50 highest paid corporate officers of the Company. The Plan administrator reserves the right to determine who the “key” employees of the Company are.

Special Rules that Apply at Disability

If you become disabled (as defined in the Plan) before your employment with Verizon ends, you will receive your Plan benefit according to the terms of any valid election made in accordance with the general terms of the Plan then in effect or under the default rules for form and timing of payments discussed beginning on page 11. However, in no event will you receive any installment payments before the first business day of the first calendar quarter that begins after the date of your disability.

If you become disabled after your employment with Verizon ends, you may only change your election regarding the form and timing of your Plan payments in accordance with the otherwise applicable terms of the Plan.

Special Rules that Apply at Death

At time of death, your beneficiary will receive a lump sum payout of any unpaid portion of your account as soon as administratively practicable following your death.

Your beneficiary or beneficiaries will not be permitted to name their own beneficiaries or to change the form or timing of the benefit payments that they will receive.

Hardship Payments

You may at any time request payment of all or part of your Personal Deferral Credits if you can demonstrate to the Plan’s administrator that you have incurred unusual, extraordinary expenses or hardship caused by events beyond your control, such as an accident or illness. The maximum amount that you can withdraw under these circumstances is the amount necessary to relieve the hardship or financial emergency on which the request is based.

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VERIZON EXECUTIVE DEFERRAL PLAN

VESTING AND OTHER ISSUES

VESTING

“Vesting” refers to your right to the balance in all or part of your EDP account.

Your Employee Balance

You are always 100% vested in your Personal Deferral Credits, unless you and the Company have a written agreement providing that part of your Personal Deferral Credits will vest on a different schedule.

Your Employer Balance

You will be fully vested in your Matching Contribution upon the earliest to occur of the following—

•	your account in the Verizon Savings Plan for Management Employees is fully vested, which usually occurs after three years of service with Verizon;

•

your employment with the Company is involuntarily terminated without cause, and you execute a release in a form acceptable to the Plan’s administrator or the Plan’s administrator otherwise determines that all or a portion of your Matching Contribution Credits should be vested;

•	you become disabled or die while employed with Verizon; or

•	there is a change in control of Verizon.

You will vest in any employer contributions transferred to the EDP under the terms of the plan from which those amounts were transferred. In addition, you will vest in any Retirement Contribution Credits received with respect to 2004 salary and bonuses under the vesting provisions of the IDP applicable to Retirement Contribution Credits. Note if you are retirement eligible or become retirement eligible under the terms of the Verizon Management Pension Plan all Retirement Contribution Credits will be fully vested on such date.

FORFEITURE

You can never forfeit your Personal Deferral Credits or the vested portion of your Matching Contribution Credits. However, if you resign from Verizon or if you are terminated for cause, you will forfeit any unvested account balance.

In addition, the IDP rules with respect to forfeitures for violations of non-competition and non-solicit covenants continue to apply to unvested Retirement Contribution Credits transferred from the IDP and to Retirement Contribution Credits provided under the EDP with respect to salary and incentives earned in 2004.

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VERIZON EXECUTIVE DEFERRAL PLAN

MISCELLANEOUS MATTERS

PLAN ADMINISTRATION

The Plan’s administrator is the most senior Human Resources officer of the Company, which will generally be the Executive Vice President—Human Resources. However, if you are an “insider” for purposes of certain securities laws, the Plan’s administrator is the Human Resources Committee of the Company’s Board of Directors. The Plan’s administrator has full discretionary authority and responsibility to administer and interpret the Plan, and has the discretion to charge participants for reasonable Plan administration expenses. All decisions of the Plan’s administrator are final and controlling for purposes of the Plan.

AMENDMENT AND TERMINATION

The Company intends to operate the Plan indefinitely. However, the Company has the right to amend or terminate the Plan at any time as long as (except with respect to certain changes in the law) no amendment or termination adversely affects the present dollar value of the vested balance in your EDP account at the time the amendment is made or the Plan is terminated. In addition, for five years following a change in control of Verizon, no amendment may adversely affect your rights under the Plan other than your right to future Matching Contribution Credits.

EFFECT ON OTHER BENEFIT PLANS

By participating in the Plan, you agree that the Plan will provide all of your Company-sponsored non-qualified deferred compensation benefits beginning January 1, 2005. You will no longer be eligible to make personal contributions or receive company contributions under the Verizon Income Deferral Plan or the Directors’ Plan.

However, amounts you deferred into the IDP or Directors’ Plan that were vested on or before December 31, 2004, and were not transferred to the EDP will remain in the IDP or Directors’ Plan and subject to the applicable provisions of those plans as they may be amended from time to time. Amounts you deferred into the IDP or Directors’ Plan that were not vested on or before December 31, 2004, and were transferred to the EDP as of January 1, 2005, will be subject to the terms of the EDP and not subject to the terms of the IDP or Directors’ Plan after December 31, 2004.

HYPOTHETICAL NATURE OF PLAN ACCOUNTS AND INVESTMENTS

Your EDP account is hypothetical in nature. That is, your Employee Balance and your Employer Balance are maintained for bookkeeping purposes only—there are no actual funds or assets in any of these accounts.

Similarly, the investments under the Plan are only hypothetical in nature. You will instruct the Plan’s administrator as to how you would like your EDP account invested. However, because your EDP account is only hypothetical, the Plan’s administrator will not necessarily make any actual investments in accordance with your instructions. Nonetheless, the Plan’s administrator will track your investment selections and will credit your EDP account with investment gains (or losses) based on the gains (or losses) on the investments you choose.

JANUARY 1, 2006	PAGE 14

VERIZON EXECUTIVE DEFERRAL PLAN

PLAN ASSETS NOT HELD IN TRUST

Unlike the Verizon Savings Plan for Management Employees and the Verizon Management Pension Plan, the EDP is not funded and your benefits under the Plan are not protected by a trust. (If your EDP account were funded by a trust, you would be subject to immediate income tax on your vested Plan benefits, even though you would not receive your vested Plan benefits until some future date—one that is possibly many years in the future.) Consequently, in the unlikely event that the Company becomes bankrupt, you will only be a general, unsecured creditor of the Company with respect to the balance in your EDP account, and you may not receive all of your benefits.

ASSIGNMENT AND ALIENATION

In general, your rights under the Plan may not be assigned or alienated. However, the Plan will recognize and abide by the terms of certain domestic relations orders.

WITHHOLDING AND OTHER TAX CONSEQUENCES

The Plan’s administrator has full authority to withhold any taxes (including employment taxes) applicable to amounts deferred from your compensation, credits made to your EDP account, or payments of your Plan benefit. All deferrals and company match to the EDP are subject to FICA taxes (Medicare and Social Security up to annual limits).

CONTINUED EMPLOYMENT

Nothing in the Plan confers on you the right to continue in the employment or service of the Company or to receive an annual base salary of any particular amount.

JANUARY 1, 2006	PAGE 15